                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT


                       pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) OCTOBER 4, 1999

                             RUSH ENTERPRISES, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

            TEXAS                      0-20797                74-1733016
            -----                      -------                ----------
(State or other jurisdiction         (Commission            I.R.S. Employer
      of incorporation)               file no.)            identification no.)

                   8810 I.H. 10 EAST, SAN ANTONIO, TEXAS 78218
                   -------------------------------------------
                    (Address of principal executive offices)

       Registrant's telephone number, including area code: (210) 661-4511

Item 2       Acquisition of Assets

         On October 4, 1999, the registrant, Rush Enterprises, Inc. ("Rush"), caused its wholly owned subsidiaries, Rush Truck Centers of Arizona, Inc. and Rush Truck Centers of New Mexico, Inc., to acquire substantially all of the assets of Southwest Peterbilt, Inc. and its Affiliates, Southwest Truck Center, Inc., and New Mexico Peterbilt, Inc., (collectively "Southwest") Peterbilt truck dealers. (the "Acquisition") Rush will account for the Acquisition as a purchase. The effective date of the Acquisition was October 1, 1999.

         The total consideration paid by Rush to Southwest was approximately $23.9 million which consisted of 355,556 shares of common stock, $.01 par value, of Rush and cash of approximately $18.3 million, of which $6.8 million was drawn under Rush's credit agreements with General Motors Acceptance Corporation and PACCAR, Inc., and $11.5 million was derived from Rush's internal funds. An additional $4.0 million in cash may be paid by Rush to Southwest based upon the achievement of certain performance based objectives. The amount of consideration paid by Rush for the assets of Southwest was arrived at through arms'-length negotiations between Rush and Southwest and was based on a variety of factors, including the historical book value and historical cash flow of Southwest, and the value of goodwill of Southwest, and the nature of the industry.

         Prior to the Acquisition, there was no material relationship between Rush and Southwest.

         The assets acquired by Rush were utilized by Southwest for sales of new and used Peterbilt trucks and parts and service. Rush intends to continue such use of acquired assets.

ITEM 7       Financial Statements and Exhibits.


      (a)    Financial Statements of Businesses Acquired.




REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Southwest Peterbilt, Inc. and Affiliates:


We have audited the accompanying combined balance sheet of SOUTHWEST PETERBILT, INC. AND AFFILIATES as of December 31, 1998, and the related combined statements of income, stockholders' equity and cash flows for the year then ended. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Southwest Peterbilt, Inc. and Affiliates as of December 31, 1998, and the combined results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.


                                                   ARTHUR ANDERSEN LLP

Phoenix, Arizona,
February 18, 1999

                    SOUTHWEST PETERBILT, INC. AND AFFILIATES


                             COMBINED BALANCE SHEETS


                                                                            December 31,      June 30,
                                      ASSETS                                    1998           1999
                                                                            -----------     -----------
                                                                                            (Unaudited)
CURRENT ASSETS:
                              Cash and cash equivalents                     $   467,848     $ 1,248,565
   Accounts receivable, net of allowance for doubtful accounts and
     repossession losses of $193,531 and $249,445 (Notes 3, 4, 6 and 7)       2,616,784       3,141,584
                          Inventories (Notes 3, 5, 6 and 7)                  10,035,507       9,560,702
                                Other current assets                            161,515         243,328
                                                                            -----------     -----------

                            Total current assets                             13,281,654      14,194,179

PROPERTY AND EQUIPMENT, at cost less accumulated
   depreciation of $1,704,835 and $1,818,764, respectively
   (Notes 3, 6 and 7)
                                                                                697,143         667,466

OTHER ASSETS                                                                      3,564           3,003
                                                                            -----------     -----------

                                                                            $13,982,361     $14,864,648
                                                                            ===========     ===========


  The accompanying notes are an integral part of these combined balance sheets.

                    SOUTHWEST PETERBILT, INC. AND AFFILIATES


                             COMBINED BALANCE SHEETS


                                                                                      December 31,     June 30,
                       LIABILITIES AND STOCKHOLDERS' EQUITY                               1998           1999
                                                                                      -----------     -----------
                                                                                                      (Unaudited)
CURRENT LIABILITIES:
                                  Accounts payable                                    $ 2,134,010     $ 2,144,733
   Accrued expenses                                                                     1,451,868       1,224,325
                          Floor plan notes payable (Note 6)                             1,904,688       1,810,843
   Current portion of long-term debt (Note 7)                                             155,000              --
                                                                                      -----------     -----------

                              Total current liabilities                                 5,645,566       5,179,901
                                                                                      -----------     -----------

LONG-TERM DEBT, net of current portion (Note 7)                                           137,500              --
                                                                                      -----------     -----------

COMMITMENTS AND CONTINGENCIES (Notes 8 through 12)


STOCKHOLDERS' EQUITY:
                                    Common stock:
     Southwest Peterbilt, Inc., $10 stated value, authorized, 1,000,000 shares,
       issued 72,368 shares                                                               723,680         723,680
     Southwest Truck Center, Inc., $10 par value, authorized 500,000 voting shares and 500,000 nonvoting shares, issued 32,500 voting
       shares                                                                             325,000         325,000
   Southwest Truck Leasing, Inc., $10 par value, authorized 500,000 voting shares and 500,000 nonvoting shares, issued 9,750 voting shares
                                                                                           97,500          97,500
     New Mexico Peterbilt, Inc., $1 par value, authorized 1,000,000 shares,
       issued 72,368 shares                                                                72,368          72,368
                                                                                      -----------     -----------

                      Total common stock                                                1,218,548       1,218,548

                             Additional paid-in capital                                   191,468         191,468

                                  Retained earnings                                     6,789,279       8,274,731
                                                                                      -----------     -----------

                      Total stockholders' equity                                        8,199,295       9,684,747
                                                                                      -----------     -----------

                                                                                      $13,982,361     $14,864,648
                                                                                      ===========     ===========


  The accompanying notes are an integral part of these combined balance sheets.

                    SOUTHWEST PETERBILT, INC. AND AFFILIATES


                          COMBINED STATEMENTS OF INCOME


                                                               Six Months Ended
                                                                    June 30
                                        December 31,     ------------------------------
                                           1998              1999              1998
                                        ------------     ------------      ------------
                                                                  (Unaudited)
NET SALES                               $ 79,244,871     $ 42,202,602      $ 40,588,988

FINANCE AND INSURANCE INCOME                 543,599          309,853           243,873

COST OF SALES                             64,515,056       34,261,040        33,467,147
                                        ------------     ------------      ------------

GROSS PROFIT                              15,273,414        8,251,415         7,365,714

SELLING, GENERAL AND ADMINISTRATIVE
   EXPENSES                               10,883,606        5,682,835         5,399,336

DEPRECIATION                                 267,096          113,929           132,280
                                        ------------     ------------      ------------

INCOME FROM OPERATIONS                     4,122,712        2,454,651         1,834,098

INTEREST EXPENSE (INCOME)                     71,642          (22,657)           68,614

OTHER (EXPENSE) INCOME, net                      957          (21,856)            2,762
                                        ------------     ------------      ------------

NET INCOME                              $  4,052,027     $  2,455,452      $  1,768,246
                                        ============     ============      ============


              The accompanying notes are an integral part of these
                         combined financial statements.

                    SOUTHWEST PETERBILT, INC. AND AFFILIATES


                   COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                                Southwest                        Southwest
                                        Southwest Peterbilt, Inc.,          Truck Center, Inc.,             Truck Leasing, Inc.,
                                              Common Stock                     Common Stock                    Common Stock
                                       ---------------------------     ---------------------------     ---------------------------
                                          Shares                          Shares                          Shares
                                          Issued          Amount          Issued         Amount           Issued          Amount
                                       -----------     -----------     -----------     -----------     -----------     -----------
BALANCE, December 31, 1997                  72,368     $   723,680          32,500     $   325,000           9,750     $    97,500

   Net income                                   --              --              --              --              --              --

   Distributions to stockholders                --              --              --              --              --              --
                                       -----------     -----------     -----------     -----------     -----------     -----------

BALANCE, December 31, 1998                  72,368         723,680          32,500         325,000           9,750          97,500

   Net income (unaudited)                       --              --              --              --              --              --

   Distributions to stockholders
     (unaudited)                                --              --              --              --              --              --
                                       -----------     -----------     -----------     -----------     -----------     -----------

BALANCE, June 30, 1999 (unaudited)          72,368     $   723,680          32,500     $   325,000           9,750     $    97,500
                                       ===========     ===========     ===========     ===========     ===========     ===========



                                               New Mexico
                                             Peterbilt, Inc.,
                                               Common Stock
                                       ---------------------------      Additional
                                          Shares                         Paid-In        Retained
                                          Issued         Amount          Capital         Earnings          Total
                                       -----------     -----------     -----------     -----------      -----------
BALANCE, December 31, 1997                  72,368     $    72,368     $   191,468     $ 4,557,252      $ 5,967,268

   Net income                                   --              --              --       4,052,027        4,052,027

   Distributions to stockholders                --              --              --      (1,820,000)      (1,820,000)
                                       -----------     -----------     -----------     -----------      -----------

BALANCE, December 31, 1998                  72,368          72,368         191,468       6,789,279        8,199,295

   Net income (unaudited)                       --              --              --       2,455,452        2,455,452

   Distributions to stockholders
     (unaudited)                                --              --              --        (970,000)        (970,000)
                                       -----------     -----------     -----------     -----------      -----------

BALANCE, June 30, 1999 (unaudited)          72,368     $    72,368     $   191,468     $ 8,274,731      $ 9,684,747
                                       ===========     ===========     ===========     ===========      ===========


                 The accompanying notes are an integral part of
                      these combined financial statements.

                    SOUTHWEST PETERBILT, INC. AND AFFILIATES


                        COMBINED STATEMENTS OF CASH FLOWS


                                                                                                       Six Months Ended
                                                                                                           June 30
                                                                                December 31,     ----------------------------
                                                                                   1998             1999              1998
                                                                                -----------      -----------      -----------
                                                                                                         (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                                   $ 4,052,027      $ 2,455,452      $ 1,768,246
   Adjustments to reconcile net income to net
     cash provided by operating activities-
       Depreciation                                                                 267,096          113,929          132,280
       Change in assets and liabilities:
         Accounts receivable, net                                                  (451,846)        (524,800)      (1,826,845)
         Inventories                                                             (1,032,062)         474,805       (1,064,725)
         Other assets                                                               (43,471)         (81,252)        (184,404)
         Accounts payable                                                            37,866           10,723          310,982
         Accrued expenses                                                           250,442         (227,543)          59,086
                                                                                -----------      -----------      -----------

                  Net cash provided by (used in)
                    operating activities                                          3,080,052        2,221,314         (805,380)
                                                                                -----------      -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment                                              (158,464)         (84,252)        (145,759)
                                                                                -----------      -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Payments on line of credit, net                                                       --               --          500,000
   (Payments) borrowings on floor plan financing, net                              (565,561)         (93,845)       1,458,153
   Principal repayments on long-term debt                                          (282,500)        (292,500)        (155,000)
   Distributions to stockholders                                                 (1,820,000)        (970,000)        (735,000)
                                                                                -----------      -----------      -----------

                  Net cash provided by (used in)
                    financing activities                                         (2,668,061)      (1,356,345)       1,068,153
                                                                                -----------      -----------      -----------

NET INCREASE IN CASH                                                                253,527          780,717
                                                                                                                      117,014

CASH AND CASH EQUIVALENTS,
   beginning of year                                                                214,321          467,848          214,321
                                                                                -----------      -----------      -----------

CASH AND CASH EQUIVALENTS,
   end of year                                                                  $   467,848      $ 1,248,565      $   331,335
                                                                                ===========      ===========      ===========


SUPPLEMENTAL DISCLOSURES:
   Cash paid for interest                                                       $   176,985      $    24,202      $   113,452
                                                                                ===========      ===========      ===========


                 The accompanying notes are an integral part of
                      these combined financial statements.

                    SOUTHWEST PETERBILT, INC. AND AFFILIATES


                     NOTES TO COMBINED FINANCIAL STATEMENTS

                                DECEMBER 31, 1998




(1)   PRINCIPLES OF COMBINATION AND BASIS OF PRESENTATION:

The accompanying financial statements present the combined financial position, results of operations and cash flows of Southwest Peterbilt, Inc. (an Arizona corporation), Southwest Truck Center, Inc. (an Arizona corporation), New Mexico Peterbilt, Inc. (a New Mexico corporation), and Southwest Truck Leasing, Inc. (an Arizona corporation) (the Companies). All four corporations are under common control of the same stockholder group. All significant intercompany transactions and balances have been eliminated in these combined financial statements.

(2)   DESCRIPTION OF BUSINESS:

The Companies serve customers in Arizona and New Mexico from their facilities located in Phoenix, Arizona; Chandler, Arizona; Flagstaff, Arizona; Tucson, Arizona; and Albuquerque, New Mexico. Principal business activities include sales of new Peterbilt, GMC, and Ford trucks, used trucks, new and used trailers, parts, mechanical services and body shop services. Sales are generally to municipalities and companies and individuals involved in the transportation and construction industries.

(3)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         REVENUE RECOGNITION POLICIES

Income on the sale of vehicles is recognized when the seller and customer execute a purchase contract, the vehicle is delivered and payment is negotiated according to the contract terms. Finance income related to the sale of a vehicle is recognized over the period of the respective finance contract on the effective interest rate method if the finance contract is retained by the Companies. During 1999 and 1998, no finance contracts were retained for any significant length of time by the Companies but were generally sold, either without recourse or with limited recourse, to certain finance companies concurrent with the sale of the related vehicle. Gain or loss is recognized by the Companies upon the sale of such finance contracts to the finance companies, net of a provision for estimated repossession losses and early repayment penalties. Parts and service revenue is earned at the time the Companies sell the parts to its customers, or at the time the Companies complete the service work order related to service provided to the customer's vehicle.

         FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value of financial instruments has been determined by the Companies using available market information and valuation methodologies. Considerable judgment is required in estimating fair values. Accordingly, the estimates may not be indicative of the amounts the Companies could realize in a current market exchange. The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value due to the short-term maturities of these instruments. Long-term debt and floor plan notes payable approximate fair value as rates on these instruments approximate market rates currently available for instruments with similar terms and remaining maturities.

         CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with a remaining maturity of 90 days or less when purchased to be cash equivalents.

         INVENTORIES

Inventories are stated at the lower of cost or market value. Cost is determined by specific identification for new and used truck inventory and by utilizing a method that approximates the first-in, first-out method for parts and accessories.

         PROPERTY AND EQUIPMENT

Property and equipment are stated at cost with depreciation computed using predominantly accelerated methods over the estimated useful lives of the assets, ranging from three to ten years. Leasehold improvements are amortized, on the same basis, over 10 years, the expected length of the lease term. Accumulated amortization related to leasehold improvements was $52,652 at December 31, 1998. Maintenance and repairs are charged against income when incurred. Expenditures for major renewals, replacements and betterments, which extend the assets' estimated useful life, are capitalized.

Property and equipment consisted of the following at December 31:

                                       1998
                                    ----------
Machinery and equipment             $1,236,945
Furniture and fixtures                 584,468
Service vehicles                       398,093
Leasehold improvements                 182,472
                                    ----------
                                     2,401,978
Less - accumulated depreciation      1,704,835
                                    ----------

                                    $  697,143
                                    ==========

         ALLOWANCE FOR DOUBTFUL ACCOUNTS AND REPOSSESSION LOSSES

The Companies provide an allowance for doubtful accounts and repossession losses after considering historical loss experience and other factors, which might affect the collectibility of accounts receivable and the ability of customers to meet their obligations on finance contracts sold by the Companies.

         INCOME TAXES

No provision for income taxes is included in these combined financial statements because all corporations have elected S corporation status. The stockholders, rather than the corporations, are liable for income taxes on corporate taxable income.

         USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of contingent assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENT

During 1998, the Companies adopted Statement of Financial Accounting Standards No. 131, Disclosures About Segments of an Enterprise and Related Information, which established revised standards for the reporting of financial and descriptive information about operating segments in financial statements.

The Companies have determined that they have one reportable operating segment. Accordingly, the Companies have not presented separate financial information for their operating segment as the Companies' financial statements present their one reportable segment.

         INTERIM FINANCIAL REPORTING

The accompanying unaudited combined interim financial statements of the Companies have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for the periods presented have been made. The results of operations for the six-month period ended June 30, 1999 are not necessarily indicative of the operating results that may be expected for the entire year ending December 31, 1999.

(4)   ACCOUNTS RECEIVABLE:

Accounts receivable consisted of the following:

                                                    December 31,       June 30,
                                                       1998              1999
                                                    -----------      -----------
Trade accounts receivable from sale of vehicles     $   590,576      $ 1,147,642

Other trade receivables                               1,824,872        1,750,191
Warranty claims                                         327,516          371,260
Other accounts receivable                                67,351          121,936
                                                    -----------      -----------
                                                      2,810,315        3,391,029
Less - allowance for doubtful accounts and
  repossession losses                                  (193,531)        (249,445)
                                                    -----------      -----------

                                                    $ 2,616,784      $ 3,141,584
                                                    ===========      ===========


(5)   INVENTORIES:

Inventories consisted of the following at:

                                     December 31,      June 30,
                                         1998            1999
                                     -----------     -----------
New and used trucks and trailers     $ 6,524,968     $ 6,179,367
Parts, accessories and other           3,249,361       3,139,130
Service work in process                  261,178         242,205
                                     -----------     -----------

         Total inventories           $10,035,507     $ 9,560,702
                                     ===========     ===========


(6)   FLOOR PLAN NOTES PAYABLE AND LINE OF CREDIT:

The Companies maintain inventory flooring notes payable to a bank permitting maximum borrowings of $9,800,000 with interest payable monthly at LIBOR plus 2.25%. At December 31, 1998 the LIBOR rate was 5.63%. These notes are secured by and payable as specific new trucks are sold. Inventories which serve as collateral for the floorplan agreement totaled approximately $3,928,000 at December 31, 1998. The weighted average balance outstanding for the year ending December 31, 1998 related to the floor plan notes payable was approximately $3,021,000 with an average interest rate of 7.50%.

The Companies have a revolving line of credit with a bank, permitting maximum borrowings of $3,500,000. Interest is payable monthly ranging from LIBOR plus 2.25% to prime. The prime rate at December 31, 1998 was 7.75%. The line matures June 30, 1999, and is secured by accounts receivable, inventory, property and equipment. Under the terms of the revolving line of credit, the Companies are obligated to comply with certain financial covenants including maintaining a certain minimum tangible net worth, current ratio and net worth ratio. At December 31, 1998, there were no balances outstanding under the line of credit and the Companies were in compliance with all debt covenants. The weighted average balance outstanding for the year ending December 31, 1998 related to the revolving line of credit was $371,000 with an average interest rate of 7.50%.

(7)   LONG-TERM DEBT:

Long-term debt consisted of the following at December 31:

                                                                                        1998
                                                                                     ---------
     Notes payable to a bank, due in monthly installments of $16,667 plus interest at prime, secured by accounts receivable, inventory and equipment
     Notes mature between
     June 1999 and March 2001                                                        $ 292,500

          Less - current portion                                                      (155,000)
                                                                                     ---------

          Long-term debt, net of current portion                                     $ 137,500
                                                                                     =========

Scheduled principal maturities of long-term debt are as follows:

               1999                                                                  $ 155,000
               2000                                                                    110,000
               2001                                                                     27,500
                                                                                     ---------

                                                                                     $ 292,500
                                                                                     =========

(8)   LEASE COMMITMENTS:

Rent expense under operating leases for buildings and equipment for the years ended December 31, 1998, amounted to approximately $492,000.

The future minimum lease commitments under these operating leases as of December 31, 1998, are as follows:

           Fiscal Year
             Ending
          December 31
          -----------
               1999                                                                  $ 220,887
               2000                                                                    154,800
               2001                                                                     83,200
               2002                                                                     57,000
               2003                                                                     47,500
                                                                                     ---------

                                                                                     $ 563,387
                                                                                     =========

(9) 401(k) PLAN:

Employees who have one full year of service and have attained age 21 are eligible to participate in the Companies' Internal Revenue Code Section 401(k) Plan. Participants may defer a maximum of 10% of their compensation. The Companies will match an annually elected discretionary percentage of participants' contributions. Participants are fully vested in their compensation deferrals. The Companies' matching contributions are 100% vested after three full years of service. Matching contributions totaled approximately $54,000 for the year ended December 31, 1998.

(10) MAJOR SUPPLIERS AND DEALERSHIP AGREEMENTS:

The Companies have entered into dealership agreements with various companies (Manufacturers). These agreements are nonexclusive agreements that allow the Companies to stock, sell at retail and service trucks and products of the Manufacturers in the Companies' defined markets. The agreements allow the Companies to use the Manufacturer's name, trade symbols and intellectual property and expire as follows:


                  Manufacturer                                     Expiration Dates
                  ------------                                     ----------------

                  Peterbilt                                            July 20, 2000
                  GMC                                               October 31, 2000
                  Ford                                                    Indefinite


These agreements impose a number of restrictions and obligations on the Companies, including restrictions on a change in control of the Companies and the maintenance of certain required levels of working capital. Violation of such restrictions could result in the loss of the Companies' right to purchase the manufacturers' products and use of the Manufacturers' trademarks. As of December 31, 1998, the Companies' management believes it was in compliance with all the restrictions of its Manufacturer agreements.

The Companies purchase most of their new vehicles and parts from PACCAR, the maker of Peterbilt trucks and parts, at prevailing prices charged to all franchised dealers. Sales of new Peterbilt trucks accounted for 88% of the Companies' new vehicle sales for the year ended December 31, 1998.

(11) CONCENTRATIONS OF CREDIT RISK:

Financial instruments that potentially subject the Companies to significant concentrations of credit risk consist principally of cash and accounts receivable.

The Companies maintain their cash in bank deposit accounts which, at times, may exceed federally insured limits. The Companies have not experienced any losses in such accounts. Management believes it is not exposed to any significant credit risk related to cash.

A majority of the Companies' business is concentrated in the United States heavy duty trucking market and related aftermarkets. The Companies control credit risk through credit approvals, and by selling certain trade receivables without recourse. Related to the Companies' finance contracts, after the finance contract is entered into, the Company generally sells the contracts to a third party. Some finance contracts are sold with recourse (see Note 12).

(12) COMMITMENTS AND CONTINGENCIES:

The Companies are contingently liable to finance companies for certain notes sold to such finance companies related to the sale of trucks. The Companies' recourse liability related to sold finance contracts is generally limited to 10% to 20% of the outstanding amount of each note sold to the finance company with the aggregate recourse liability at December 31, 1998 being limited to approximately $140,000. The Companies provide an allowance for repossession losses and early repayment penalties.

The Companies act as a partial self-insurer for their employee health insurance programs. Losses and claims are accrued as incurred. The Companies have purchased insurance reducing their maximum liability for any one health claim to $35,000 and the maximum annual liability for all claims in the aggregate to approximately $450,000.

There are redemption agreements with all minority shareholders which provide that upon the minority shareholder's request, death or disability, or termination of employment, the Companies shall redeem all shares owned by such shareholder at a per share price derived from the book value of the Companies' stock. Minority shareholdings approximated 28.4% at December 31, 1998.

The Companies are involved in certain legal proceedings arising in the normal course of business. In the opinion of management, the Companies potential exposure under pending legal proceedings is adequately provided for in the accompanying combined financial statements.

(13) RELATED PARTY TRANSACTION:

In 1998, the Companies entered into a verbal agreement with the Donahue Family Partnership which is under common control of the Companies' President, to lease the land and building located at 2600 W. McDowell Road, Phoenix, Arizona. The Companies make monthly lease payments to the Donahue Family Partnership, of approximately $16,000, and for the year ended December 31, 1998, the total payments to the related party were approximately $65,000. The agreement is on a month-to-month basis. Management believes the lease payments have been consummated on terms equivalent to those that prevail in an arm's-length transaction.

      (b) Pro Forma Financial Information.


                             RUSH ENTERPRISES, INC.


                   PRO FORMA FINANCIAL STATEMENTS (UNAUDITED)

The following unaudited pro forma condensed consolidated financial statements give effect to the acquisition by Rush Enterprises, Inc. and Subsidiaries
(Rush), of certain assets of Southwest Peterbilt, Inc., Southwest Truck Center, Inc., and New Mexico Peterbilt, Inc., ("Southwest") a Peterbilt truck dealer, using the purchase method of accounting, and are based on estimates and assumptions set forth below and in the notes to such statements These pro forma condensed consolidated financial statements are based upon the historical financial statements of Rush adjusted to give effect to the acquisition which took place on October 4, 1999.

The financial information of Rush is based upon its audited consolidated financial statements for the year ended December 31, 1998, and its unaudited consolidated financial statements as of and for the six-month period ended June 30, 1999. An audited combined balance sheet as of December 31, 1998, and audited combined statements of income as of December 31, 1998, of Southwest are included herein.

The unaudited pro forma condensed consolidated statements of income for the year ended December 31, 1998, and the six-month period ended June 30, 1999, have been prepared on the assumption that the transaction had occurred on January 1, 1999. The unaudited pro forma condensed consolidated balance sheet has been prepared on the assumption that the transaction had occurred as of Rush's latest interim balance sheet, June 30, 1999.

The pro forma adjustments are based upon preliminary estimates, available information and certain assumptions that management deemed appropriate. Final purchase accounting adjustments will be made on the basis of appraisals and evaluations and, therefore, may differ from the pro forma adjustments presented herein. The unaudited pro forma final information does not profess to represent Rush's results of operations or financial position had the above transaction, in fact, occurred on these dates, or project the combined Company's financial position or results of operations for any future date or period. The pro forma condensed consolidated financial statements should be read in conjunction with Rush's consolidated historical financial statements and notes thereto, contained in Rush's Annual Report on Form 10-K and Rush's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999. The Company's future historical financial statements will reflect the acquisition of Southwest as of October 4, 1999.

                    RUSH ENTERPRISES, INC., AND SUBSIDIARIES

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

                                   (Unaudited)
                                 (In Thousands)



                                                                        Rush        Southwest
                                                                    Enterprises,  Peterbilt, Inc.
                                                                        Inc.,     and Affiliates
                                                                       June 30,      June 30,        Pro Forma              Total
                                                                        1999           1999        Adjustments(1)         Pro Forma
                                                                    ------------  ---------------  --------------       ------------

                                     ASSETS
CURRENT ASSETS:
   Cash and cash equivalents                                        $     13,008   $      1,249   $    (12,783)(A)   $      1,474
   Accounts receivable, net                                               18,326          3,141         (3,141)(B)         18,326
   Inventories                                                           138,793          9,561         (2,044)(B)        146,310
   Prepaid expenses and other                                                523            243           (241)(B)            525
                                                                    ------------   ------------   ------------       ------------
                             Total current assets                        170,650         14,194        (18,209)           166,635
PROPERTY AND EQUIPMENT, net                                               68,855            668           (316)(B)         69,207
OTHER ASSETS, net                                                         17,835              3         16,553(C)          34,391
                                                                    ------------   ------------   ------------       ------------
                             Total assets                           $    257,340   $     14,865   $     (1,972)      $    270,233
                                                                    ============   ============   ============       ============

                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
   Floor plan notes payable                                         $    115,544   $      1,811   $      2,987(A)    $    120,342
   Current maturities of long-term debt                                    5,904             --             --              5,904
   Advances outstanding under lines of credit                                 10             --          2,000(A)           2,010
   Trade accounts payable                                                  6,990          2,145         (2,145)(B)          6,990
   Accrued expenses                                                       15,414          1,224           (685)(B)         15,953
   Note payable to shareholder                                             8,850             --             --              8,850
                                                                    ------------   ------------   ------------       ------------
                             Total current liabilities                   152,712          5,180          2,157            160,049
DEFERRED INCOME TAX LIABILITY, net                                         2,630             --             --              2,630
LONG-TERM DEBT, net of current maturities                                 41,924             --             --             41,924
SHAREHOLDERS' EQUITY                                                      60,074          9,685         (4,129)(D)         65,630
                                                                    ------------   ------------   ------------       ------------
        Total liabilities and shareholders' equity                  $    257,340   $     14,865   $     (1,972)      $    270,233
                                                                    ============   ============   ============       ============


            See accompanying notes to pro forma unaudited condensed
                       consolidated financial statements.

                    RUSH ENTERPRISES, INC., AND SUBSIDIARIES


              PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

              (In Thousands, Except Earnings Per Share - Unaudited)




                                                 Rush            Southwest
                                              Enterprises,     Peterbilt, Inc.
                                                 Inc.,         and Affiliates
                                               Year Ended        Year Ended
                                              December 31,       December 31,       Pro Forma                Total
                                                 1998               1998          Adjustments(1)            Pro Forma
                                           ----------------   ----------------   ----------------       ----------------
                                              (Audited)



REVENUES                                   $        612,785   $         79,789   $             --       $        692,574
COST OF PRODUCTS SOLD                               508,242             64,515                 --                572,757
                                           ----------------   ----------------   ----------------       ----------------
GROSS PROFIT                                        104,543             15,274                 --                119,817
SELLING, GENERAL AND ADMINISTRATIVE                  75,849             10,884                180(E)              86,913
DEPRECIATION AND AMORTIZATION                         4,813                267                589(C)               5,669
                                           ----------------   ----------------   ----------------       ----------------
OPERATING INCOME                                     23,881              4,123               (769)                27,235
INTEREST EXPENSE                                      5,884                 71              1,370(F)               7,325
                                           ----------------   ----------------   ----------------       ----------------
INCOME BEFORE INCOME TAXES                           17,997              4,052             (2,139)                19,910
PROVISION FOR INCOME TAXES                            7,200                 --                765(G)               7,965
                                           ----------------   ----------------   ----------------       ----------------
NET INCOME                                 $         10,797   $          4,052   $         (2,904)      $         11,945
                                           ================   ================   ================       ================

BASIC AND DILUTED EARNINGS PER SHARE:      $           1.62                                             $           1.71
                                           ================                                             ================

WEIGHTED-AVERAGE SHARES OUTSTANDING:

     Basic                                            6,644                                   356(D)               7,000
                                           ================                      ================       ================

     Diluted                                          6,670                                   356(D)               7,026
                                           ================                      ================       ================



            See accompanying notes to pro forma unaudited condensed
                       consolidated financial statements.

                    RUSH ENTERPRISES, INC., AND SUBSIDIARIES

              PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

              (In Thousands, Except Earnings Per Share - Unaudited)


                                                 Rush           Southwest
                                              Enterprises,    Peterbilt, Inc.
                                               Inc., Six     and Affiliates
                                                 Months        Six Months
                                                 Ended            Ended
                                                June 30,         June 30,         Pro Forma                Total
                                                 1999              1999         Adjustments(1)           Pro Forma
                                           ---------------   ---------------    --------------        ---------------

REVENUES                                   $       367,255   $        42,491    $            --       $       409,746

COST OF PRODUCTS SOLD                              303,887            34,261                 --               338,148
                                           ---------------   ---------------    ---------------       ---------------

GROSS PROFIT                                        63,368             8,230                 --                71,598

SELLING, GENERAL AND ADMINISTRATIVE                 45,207             5,683                 90(E)             50,980

DEPRECIATION AND AMORTIZATION                        2,787               114                295(C)              3,196
                                           ---------------   ---------------    ---------------       ---------------
OPERATING INCOME                                    15,374             2,433               (385)               17,422

INTEREST EXPENSE (INCOME)                            3,366               (23)               685(F)              4,028
                                           ---------------   ---------------    ---------------       ---------------

INCOME BEFORE INCOME TAXES                          12,008             2,456             (1,070)               13,394

PROVISION FOR INCOME TAXES                           4,803                --                554(G)              5,357
                                           ---------------   ---------------    ---------------       ---------------

NET INCOME                                 $         7,205   $         2,456    $        (1,624)      $         8,037
                                           ===============   ===============    ===============       ===============

EARNINGS PER SHARE:

     Basic                                 $          1.08                                            $          1.15
                                           ===============                                            ===============
     Diluted                               $          1.07                                            $          1.13
                                           ===============                                            ===============

WEIGHTED-AVERAGE SHARES OUTSTANDING:

     Basic                                           6,646                                  356(D)              7,002
                                           ===============                      ===============       ===============

     Diluted                                         6,757                                  356(D)              7,113
                                           ===============                      ===============       ===============



             See accompanying notes to pro forma unaudited condensed
                       consolidated financial statements.

                    RUSH ENTERPRISES, INC. AND SUBSIDIARIES


         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                      (In Thousands, except share amounts)

                                  (Unaudited)



1.   Pro forma adjustments related to the Acquisition:

     A. These adjustments reflect the consideration paid for Southwest, which consisted of approximately $11,534 in cash, $4,798 in floor plan financing of inventory, and $2,000 of borrowings under a line of credit.

     B. These are the assets and liabilities not acquired as part of this business combination.

     C. Record the goodwill associated with the acquisition of Southwest along with the related amortization of goodwill over its estimated useful life of 30 years.

     D. Record the issuance of 355,556 shares of Rush's common stock, $.01 par value, to the seller, at a price of $15.625 per common share.

     E. Reflects additional annual compensation expense to be paid to the previous owner of Southwest.

     F. Depicts the additional interest incurred related to the borrowings associated with the acquisition of Southwest.

     G. Provide for federal and state income tax expense at an effective tax rate of 40 percent as if Southwest had been taxed as a C corporation for the year ended December 31, 1998, and the six-month period ended June 30, 1999.



    (c)    Exhibits.


Exhibit                                 Description

        2.1 Asset Purchase Agreement, dated September 22, 1999 by and among Rush Truck Centers of Arizona, Inc., Southwest Peterbilt, Inc., Southwest Truck Center, Inc., and Edward Donahue, Sr.

        2.2 Asset Purchase Agreement dated September 22, 1999 by and among Rush Truck Centers of New Mexico, Inc., New Mexico Peterbilt, Inc. and Edward Donahue, Sr.

        10.1 Registration Rights Agreement dated October 1, 1999 by and among Rush Enterprises, Inc., Southwest Peterbilt, Inc., Southwest Truck Center, Inc., and New Mexico Peterbilt, Inc.

                                    SIGNATURE



       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


       Date:    October 19, 1999


                                             RUSH ENTERPRISES, INC.




                                             By   /s/ Martin A. Naegelin, Jr.
                                                  -----------------------------
                                                  Martin A. Naegelin, Jr.
                                                  Vice President, Finance and
                                                  Chief Financial Officer

                                 EXHIBIT INDEX


     EXHIBIT
     NUMBER    DESCRIPTION
     -------   -----------

     2.1       Asset Purchase Agreement, dated September 22, 1999 by and among
               Rush Truck Centers of Arizona, Inc., Southwest Peterbilt, Inc.,
               Southwest Truck Center, Inc., and Edward Donahue, Sr.

     2.2       Asset Purchase Agreement dated September 22, 1999 by and among
               Rush Truck Centers of New Mexico, Inc., New Mexico Peterbilt,
               Inc. and Edward Donahue, Sr.

     10.1      Registration Rights Agreement dated October 1, 1999 by and among
               Rush Enterprises, Inc., Southwest Peterbilt, Inc., Southwest
               Truck Center, Inc., and New Mexico Peterbilt, Inc.